Exhibit 99.1

Investor Contact:	Nancy Christal	Media Contact:	Eileen Howard Dunn
	Vice President		Vice President
	Investor Relations		Corporate Communications
	(914) 722-4704		(401) 770-4561

For Immediate Release

CVS CAREMARK CORPORATION REAFFIRMS EARNINGS GUIDANCE

WOONSOCKET, RHODE ISLAND, October 1, 2007 — CVS Caremark Corporation (NYSE: CVS) today announced that it is reaffirming its previously stated earnings guidance. The Company continues to expect to achieve GAAP diluted earnings per share of no less than $0.42 to $0.44 in the third quarter of 2007, and $1.86 to $1.91 for fiscal year 2007.

About CVS Caremark

CVS Caremark is the largest provider of prescriptions and related healthcare services in the nation. The Company fills or manages more than 1 billion prescriptions annually. Through its unmatched breadth of service offerings, CVS Caremark is transforming the delivery of healthcare services in the U.S. The Company is uniquely positioned to effectively manage costs and improve healthcare outcomes through its approximately 6,200 CVS/pharmacy stores; its pharmacy benefit management, mail order and specialty pharmacy division, Caremark Pharmacy Services; its retail-based health clinic subsidiary, MinuteClinic; and its online pharmacy, CVS.com. General information about CVS Caremark is available through the Investor Relations portion of the Company’s website, at http://investor.cvs.com, as well as through the pressroom portion of the Company’s website, at www.cvs.com/pressroom.